Exhibit (a)(31)



          TEXAS UTILITIES COMPANY                              NEWS RELEASE
          -----------------------------------------------------------------
          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                                19 MAY 1998

                               TEXAS UTILITIES COMPANY
                               -----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC

                     OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS


          Texas Utilities announces that its offer for The Energy Group has been declared unconditional in all respects and will remain open for acceptance until further notice.

          By 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 19 May 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 222,709,601 Energy Group Shares and 9,145,695 Energy Group ADSs, representing, in aggregate, 259,292,381 Energy Group Shares or approximately 49.78 per cent. of The Energy Group's issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares). Of these, elections for the Share Alternative had been received in respect of 24,768,141 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 4.76 per cent. of The Energy Group's issued ordinary share capital, and elections for the Loan Note Alternative had been received in respect of 7,393,427 Energy Group Shares, representing approximately 1.42 per cent. of the said capital. An announcement setting out details of the extent, if any, to which these acceptances include those received from persons acting in concert with Texas Utilities will be made in due course.

          Save for the 7,941,233 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52 per cent. of The Energy Group's issued ordinary share capital, held on 23 January 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities, neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

          During the offer period:

          (i) TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96 per cent. of The Energy Group's issued ordinary share capital); and
          (ii) persons deemed to be acting in concert with Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.14 per cent. of The Energy Group's issued ordinary share capital, and have disposed of, in aggregate, 1,778,521 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.34 per cent. of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

          Save as disclosed in this announcement neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

          Consequently, as at 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 19 May 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 373,692,381 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately
          71.75 per cent. of The Energy Group's issued ordinary share capital.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN MIDNIGHT (LONDON TIME), 7.00 P.M. (NEW YORK CITY TIME) ON FRIDAY, 29 MAY 1998, THE DEADLINE FOR THE PURPOSES OF CALCULATING THE SCALE DOWN RATIO FOR THE LIMITED SHARE ALTERNATIVE.

          HOLDERS OF ENERGY GROUP SECURITIES ELECTING FOR THE LIMITED SHARE ALTERNATIVE WHO DO NOT TENDER THEIR SECURITIES SO AS TO BE RECEIVED BY MIDNIGHT (LONDON TIME), 7.00 P.M. (NEW YORK CITY
          TIME) ON FRIDAY, 29 MAY 1998 WILL NOT BE A SHAREHOLDER OF RECORD ON 5 JUNE 1998 AND, THEREFORE, WILL NOT BE ENTITLED TO RECEIVE, IN RESPECT OF THEIR NEW TEXAS UTILITIES SHARES, THE DIVIDEND OF $0.55 PER SHARE OF TEXAS UTILITIES COMMON STOCK WHICH IS PAYABLE ON 1 JULY 1998.

          TEXAS UTILITIES WILL SEEK TO DELIST BOTH ENERGY GROUP SHARES AND ENERGY GROUP ADSS AT THE EARLIEST OPPORTUNITY.


          Enquiries:

          TEXAS UTILITIES COMPANY
          David Anderson (Investors)           Telephone:   +1-214-812 4641
          Joan Hunter (Press)                  Telephone:   +1-214-812 4071

          LEHMAN BROTHERS INTERNATIONAL        Telephone:  +44-171-601 0011
          Richard Collier
          Anthony Fobel

          MERRILL LYNCH INTERNATIONAL          Telephone:  +44-171-628 1000
          Justin Dowley
          Lewis Lee
          Martin Falkner

          MERRILL LYNCH CORPORATE BROKING      Telephone:  +44-171-772 1000
          Mike Gibson
          Joshua Critchley

          FINANCIAL DYNAMICS                   Telephone:  +44-171-831 3113
          Nick Miles
          Andrew Dowler

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          END